Exhibit 99.1

DREAMWORKS ANIMATION REPORTS SECOND QUARTER 2011
FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - July 26, 2011 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its second quarter ended June 30, 2011. For the quarter, the Company reported total revenue of $218.3 million and net income of $34.1 million, or $0.40 per share on a fully diluted basis. This compares to revenue of $158.1 million and net income of $24.0 million, or $0.27 per share on a fully diluted basis, for the same period in 2010.

“Kung Fu Panda 2 is currently the fifth highest-grossing film of 2011 on a global basis and has grossed over $600 million at the worldwide box office to date,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “We are looking forward to the next two big events for the Company during the second half of the year: the November 4th theatrical release of Puss In Boots and the release of Kung Fu Panda 2 into the home video market in the fourth quarter.”

Kung Fu Panda 2, which was released on May 26, 2011, contributed $55.8 million of revenue in the quarter, generated by its worldwide box office performance as well as merchandising and licensing activities. It has grossed approximately $160 million in domestic box office and approximately $440 million in international box office to date.

Megamind contributed $19.7 million of revenue in the quarter, driven primarily by home entertainment. The film reached an estimated 4.3 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Shrek Forever After and How to Train Your Dragon contributed $34.9 million and $41.4 million of revenue in the quarter, respectively, driven primarily by worldwide pay television and home entertainment. These films reached an estimated 8.8 million and 8.7 million home entertainment units, respectively, sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Library and other items, including non-film businesses, contributed approximately $66.5 million of revenue to the quarter.

Costs of revenue for the quarter equaled $141.3 million. Selling, general and administrative expenses totaled $29.6 million, including approximately $8.4 million of stock-based compensation expense.

The Company's income tax expense for the second quarter was $15.3 million. The Company's combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 31% for the second quarter.

The Company's third quarter results are expected to be driven primarily by the continued international box office performance of Kung Fu Panda 2, in addition to domestic pay television revenue from Megamind. In the fourth quarter, the Company will release Puss In Boots into theaters on November 4th and Kung Fu Panda 2 into the home entertainment market.

Items related to the earnings press release for the second quarter of 2011 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 26, 2011, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 26, 2011. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 208016 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for three consecutive years. In 2011, DreamWorks Animation ranks #10 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 22 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2011	December 31, 2010
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$113,164	$163,819
Trade accounts receivable, net of allowance for doubtful accounts	25,120	40,136
Income taxes receivable	8,999	310
Receivable from Paramount, net of allowance for doubtful accounts	230,180	242,629
Film and other inventory costs, net	853,941	772,668
Prepaid expenses	21,886	21,795
Other assets	8,678	9,889
Property, plant and equipment, net of accumulated depreciation and amortization	176,269	174,803
Deferred taxes, net	268,900	295,602
Goodwill	34,216	34,216
Total assets	$1,741,353	$1,755,867
Liabilities and Equity
Liabilities:
Accounts payable	$3,916	$3,515
Accrued liabilities	107,393	143,098
Payable to former stockholder	296,925	329,590
Deferred revenue and other advances	32,964	20,793
Total liabilities	441,198	496,996
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,478,074 and 97,436,947 shares issued, as of June 30, 2011 and December 31, 2010, respectively	975	975
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of June 30, 2011 and December 31, 2010, respectively	108	108
Additional paid-in capital	1,003,286	979,177
Retained earnings	1,009,802	966,935
Less: Class A Treasury common stock, at cost, 24,798,951 and 23,834,081 shares, as of June 30, 2011 and December 31, 2010, respectively	(714,016)	(688,324)
Total stockholders’ equity	1,300,155	1,258,871
Total liabilities and stockholders’ equity	$1,741,353	$1,755,867

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenues	$218,255	$158,095	$326,292	$320,238
Costs of revenues	141,311	98,734	213,338	204,917
Gross profit	76,944	59,361	112,954	115,321
Product development	255	422	423	607
Selling, general and administrative expenses	29,554	27,751	59,683	51,261
Operating income	47,135	31,188	52,848	63,453
Interest income, net	44	171	260	230
Other income, net	2,060	2,004	4,060	4,097
Decrease (increase) in income tax benefit payable to former stockholder	175	(8,668)	4,764	(16,856)
Income before income taxes	49,414	24,695	61,932	50,924
Provision for income taxes	15,341	720	19,065	5,280
Net income	$34,073	$23,975	$42,867	$45,644
Basic net income per share	$0.41	$0.28	$0.51	$0.53
Diluted net income per share	$0.40	$0.27	$0.51	$0.51
Shares used in computing net income per share
Basic	83,384	85,709	83,759	86,741
Diluted	84,565	87,582	84,854	88,972

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(in thousands)
Operating activities
Net income	$42,867	$45,644
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and write-off of film and other inventory costs	172,568	183,295
Stock-based compensation expense	15,546	15,210
Depreciation and amortization	1,689	2,526
Revenue earned against deferred revenue and other advances	(49,360)	(53,499)
Deferred taxes, net	26,702	563
Changes in operating assets and liabilities:
Trade accounts receivable	15,016	(4,383)
Receivable from Paramount	12,449	10,033
Film and other inventory costs	(233,973)	(223,418)
Prepaid expenses and other assets	(1,374)	(15,540)
Accounts payable and accrued liabilities	(35,202)	(9,347)
Payable to former stockholder	(32,665)	(5,712)
Income taxes payable/receivable, net	(8,739)	(4,851)
Deferred revenue and other advances	71,166	35,549
Net cash used in operating activities	(3,310)	(23,930)
Investing activities
Purchases of property, plant and equipment	(21,347)	(26,590)
Net cash used in investing activities	(21,347)	(26,590)
Financing activities
Receipts from exercise of stock options	8	8,786
Excess tax benefits from employee equity awards	24	673
Deferred financing costs	(338)	—
Purchase of treasury stock	(25,692)	(113,266)
Net cash used in financing activities	(25,998)	(103,807)
Decrease in cash and cash equivalents	(50,655)	(154,327)
Cash and cash equivalents at beginning of period	163,819	231,245
Cash and cash equivalents at end of period	$113,164	$76,918
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$1,384	$8,891
Cash paid during the period for interest, net of amounts capitalized	$290	$281